CONVERSION AGREEMENT

THIS CONVERSION AGREEMENT (hereinafter, the "Agreement") is between **BEN Capital Fund I, LLC** ("BCF"), and **Brand Engagement Network, Inc.**, a Delaware Corporation ("BEN") and will have an Operative Date of July 21, 2026. BCF and BEN are sometimes referred to herein as a "Party" or, collectively, as the "Parties."

NOW, THEREFORE, THE PARTIES HEREBY AGREE AS FOLLOWS:

1. **Conversion**. Upon the signing of this Agreement, BEN and BCF shall convert the Funds, in the total amount of $53,150, at $13.25 per share (the 10-day closing average on NASDAQ ending on July 20, 2026) into 4,011 common shares in BEN.

2. **Binding on Successors and Assigns.** This Agreement shall bind, obligate, extend to, and inure to each of the Parties, and their respective representatives, agents, administrators, assigns, attorneys, consultants, executors, grantees, heirs, indemnitees, predecessors in interest, successors in interest, trustees, transferees, and any committee or arrangement or creditors organized with respect to the affairs of such party.

3. **Assignment**. BCF may assign it rights in this Agreement without the written consent of the BEN. It is further agreed that no assignment of this note by BEN to any third party without the express written consent by BCF, which assignment shall not be unreasonable withheld.

4. **Choice of Law**. This Agreement is made and entered into in Delaware and shall in all respects be interpreted, enforced, and governed under, in accordance with, and governed by in all respects by the laws of Delaware. In the event of a breach of this Agreement, the Parties submit to the jurisdiction of the State of Delaware.

5. **Construction of Agreement**.

   a. **Specific Words or Phrases**. Wherever the context so requires, the singular number shall include the plural; the plural shall include the singular; and the masculine gender shall include the feminine and neuter genders.

   b. **Construed as a Whole**. The language in all parts of this Agreement shall be in all cases construed as a whole according to its very meaning and the expressed purposes of the Assignor and Assignee.

   c. **Captions.** The captions by which the sections and subsections of this Agreement are identified are for convenience only and shall have no contradictory effect whatsoever upon the interpretation of any section or subsection.

   d. **All Parties as Drafters.** This Agreement shall be construed as though all Parties have participated equally in its drafting and it shall be interpreted, wherever possible, to make it valid and effective.

6. **Severability**. If a provision, or any part thereof, of this Agreement is for any reason held to be illegal, invalid, unenforceable, or contrary to public policy or any law, by a court of competent jurisdiction, such provision, or any part thereof, shall be deemed to be severed and deleted; and neither such provision, or any part thereof, nor its severance and deletion, shall affect the validity of the remaining provisions of this Agreement, each of which are intended by the Parties to have independent force and effect.

7. **Entire Agreement and Integration**.

   a. **Complete Integration of the Parties' Agreement.** This Agreement (after full execution and delivery) memorializes, constitutes, and contains the entire agreement and understanding of, between, and among BCF and BEN with regards to the matters set forth, and supersedes and replaces all prior negotiations, proposed agreement and agreements, whether written or unwritten. There are no representations, warranties, agreements, arrangements, undertakings, oral or written, between and among the Parties relating to the subject matter of this Agreement that are not fully expressed herein.

b. **No Other Relevant Representations.** BCF and BEN acknowledge that no other person or party, nor any agent or attorney of any other party, has made any promise, representation, or warranty whatsoever to them regarding this Agreement, its purposes, effects, consequences, meaning or interpretation.

8. **No Oral Modifications**. In no event will any waiver, release, alteration, or modification of any of the terms of this Agreement be valid unless it is in writing and signed by all the parties to this Agreement. This Agreement cannot be altered, amended or terminated orally.

9. **Counterparts**. This Agreement may be executed in several counterparts and all so executed shall constitute one Agreement that shall be binding upon all the parties to this Agreement, notwithstanding that all the parties' signatures do not appear on the same page.

10. **Facsimile or Electronic Signatures**. This Agreement may be executed by facsimile or electronic signatures, and any such signature should have the same force and effect as an original signature.

11. **Advice of Counsel/Disclaimer**. In executing this Agreement, the Parties have consulted with, been advised by, or have had the opportunity to be advised by, their legal counsel with respect to the terms of this Agreement, understand and acknowledge the significance and consequences of it, and execute this Agreement after independent investigation and without fraud, duress, or undue influence.

12. **Operative Date**. This Agreement shall be effective as of July 21, 2026.

SIGNATURE PAGE TO FOLLOW

IN WITNESS HEREOF, the undersigned have voluntarily executed this Agreement as of the dates indicated below as evidence of their commitment to be bound by and to comply with its terms and conditions.

BEN Capital Fund I, LLC

Signed by:

By: James Irving
4D2DEF499883408...
James Irving, Managing Member

Brand Engagement Network, Inc.

DocuSigned by:

By: James Henderson
0494E15F8E9C4F7...
James D. Henderson, Jr., Corporate Counsel